                                                                    Exhibit 12.1




          STATEMENTS SETTING FORTH DETAILS OF COMPUTATION OF RATIO OF
                           EARNINGS TO FIXED CHARGES


               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)

                                                   Six Months Ended
                                                        June 30                      FOR THE YEARS ENDED DECEMBER 31
                                                   2002       2001           2001        2000       1999        1998      1997
                                                ---------------------------------------------------------------------------------
Net earnings                                    $212,855     $172,834        $360,419   $248,938   $148,138   $142,237   $115,726
Federal and state income taxes                    88,630       69,228         145,112    103,532     71,328     55,676     43,435
                                                ---------------------------------------------------------------------------------

Earnings before income taxes                     301,485      242,062         505,531    352,470    219,466    197,913    159,161
Equity in net income of affiliates               (45,394)     (24,804)        (41,309)         0          0          0          0
Distributed income from equity investees          20,095        5,261          12,761          0          0          0          0
                                                ---------------------------------------------------------------------------------
Net earnings                                     276,186      222,519         476,983    352,470    219,466    197,913    159,161
                                                ---------------------------------------------------------------------------------
Fixed charges:
  Interest                                        14,393        5,849          17,803      1,359      1,060        201          0
  One-Third of all rentals                         1,500        2,000           2,052        990      1,048      1,000        788
                                                ---------------------------------------------------------------------------------
    Fixed charges                                 15,893        7,849          19,855      2,349      2,108      1,201        788
    Preferred dividends                            1,650        1,650           3,300      3,300      3,300      3,300      3,300
                                                ---------------------------------------------------------------------------------
      Fixed charges and preferred dividends       17,543        9,499          23,155      5,649      5,408      4,501      4,088
                                                ---------------------------------------------------------------------------------
Net earnings and fixed charges                  $292,079     $230,368        $496,838   $354,819   $221,574   $199,114   $159,949
                                                ---------------------------------------------------------------------------------
Net earnings, fixed charges and
  preferred dividends                           $293,729     $232,018        $500,138   $358,119   $224,874   $202,414   $163,249
                                                ---------------------------------------------------------------------------------
Ratio of net earnings and fixed charges
  to fixed charges                                 18.4x        29.3x           25.0x     151.1x     105.1x     165.8x     203.0x
Ratio of net earnings, fixed charges and
  preferred stock dividends to fixed charges
  and preferred stock dividends                    16.7x        24.4x           21.6x      63.4x      41.6x      45.0x      39.9x